UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER (12) G OF
 THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
FILE REPORTS
 UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF
1934


COMMISSION FILE NUMBER 33-59010

Government Export Trust (Series 1993-1)
                (Exact name of registrant as specified in its charter)

c/o Manufacturers and Traders Trust Company,
One M&T Plaza, Buffalo, New York 14203-2399   (716) 842-5602
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
AREA CODE,
OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Government Export Trust Series 1993-1
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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE
RULE
PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO
FILE REPORTS:

     Rule 12g-4 (a) (1) (i)             |  | Rule 12h-3 (b) (1) (i)      | X |
     Rule 12g-4 (a) (1) (ii)            |  | Rule 12h-3 (b) (1) (ii)     |     |
     Rule 12g-4 (a) (2) (i)             |  | Rule 12h-3 (b) (2) (i)      |     |
     Rule 12g-4 (a) (2) (ii)            |  | Rule 12h-3 (b) (2) (ii)     |     |
                                               Rule 15d-6                  | X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:                        TEN

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT
OF 1934,
 MANUFACTURERS AND TRADERS TRUST COMPANY
 HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF
 OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:                January 25, 1998            By: /s/ Russell T. Whitely
                                              Russell T. Whitely
Assistant Vice President, Manufacturers and Traders Trust Company, as Trustee

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6
OF THE
GENERAL RULES AND REGULATIONS UNDER THE SECURITIES
EXCHANGE ACT OF
1934.  THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE
COPIES OF FORM
15, ONE OF WHICH SHALL BE MANUALLY SIGNED.  IT MAY BE SIGNED BY
AN OFFICER
OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY
AUTHORIZED PERSON.
THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE
TYPED OR
PRINTED UNDER THE SIGNATURE.